Exhibit 10.17

[Participant Name]

RSA

Restricted Stock Award

(F5 Finishes, Inc. 2019 Incentive Stock Plan)

Subject to the following terms, F5 Finishes, Inc., a Delaware corporation (the Company), grants to the following employee of the Company (Grantee), as of the following grant date (the Grant Date), the following number of restricted shares (the Restricted Shares), which will become vested in accordance with the following vesting schedule, subject to expiration prior to vesting in accordance with the terms of this Award:

Grantee:

Grant Date:

Number of
Restricted Shares:

Vesting Schedule:

Terms of Award

1. Plan

This Award has been granted under F5 Finishes, Inc. 2019 Incentive Stock Plan (the Plan), which is incorporated in this Award by reference. Capitalized terms used in this Award without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.

2. Vesting

Any unvested portion of the Restricted Shares shall lapse and be cancelled on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Restricted Shares shall become fully vested as of Grantee’s Termination Date.

Unless this Award or an individual severance or employment agreement to which Grantee is a party provides otherwise, the provisions of Article 7 of the Plan with respect to a Change of Control shall be applicable to this Award.

Unless this Award or an individual severance or employment agreement to which Grantee is a party provides otherwise, the provisions of Article 7 of the Plan with respect to a Change of Control shall be applicable to this Award.

3. Stock Certificates

The Company shall be the custodian for all shares of Restricted Shares. Reasonably promptly following Grantee’s written request after any unvested Restricted Shares have become vested, the Company shall issue and deliver to Grantee a stock certificate in Grantee’s name representing those vested Restricted Shares on the Company’s stock records.

4. Voting and Distributions

Grantee shall not have the right to vote Restricted Shares and shall not be entitled to dividends and distributions in respect of Restricted Shares until the Restricted Shares are vested.

5. Tax Liability

Unless Grantee has made a timely election under section 83(b) of the Code to be taxed as of the Grant Date rather than as the Restricted Shares become vested, the Company shall have the right, upon the vesting of any Restricted Shares, to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including Grantee’s FICA obligation) that the Company is required to withhold by reason of such vesting.

6. Confidentiality and Nonsolicitation Agreement – Not Applicable if Grantee is an Outside Director

This Award and the grant of the Restricted Shares are subject to Grantee’s (i) entering into the confidentiality and nonsolicitation agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the Nonsolicitation Agreement) or (ii) Grantee’s reaffirmation of the Nonsolicitation Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan.  The Company would not have granted the Award to Grantee without Grantee’s entering into or reaffirming the Nonsolicitation Agreement.

7. Transferability

Any unvested portion of the Restricted Shares may not be sold, transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and shall not be subject to execution, attachment or similar process. Once vested, any sale, transfer, assignment or pledge of the Restricted Shares is subject to the restrictions on transfer imposed by any applicable state and federal securities laws.

8. Interpretation

This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Award without Grantee’s consent).

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

9. No Right to Continued Employment

Nothing in this Award shall be considered to confer on Grantee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Grantee’s employment.

10. Governing Law

This Award shall be governed in accordance with the laws of the State of Delaware.

11. Recovery of Compensation

This Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company in accordance with such rules and regulations or any compensation recovery policy otherwise required by applicable law, and (iii) any clawback policy, as in effect from time to time, adopted by the Company, all to the extent determined by the Committee to be applicable to Grantee. In addition, if Grantee receives any amount in excess of what Grantee should have received under the terms of this Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then Grantee shall be required to repay any such excess amount to the Company.

12. Binding Effect

This Award shall be binding on the Company and Grantee and on Grantee’s heirs, legatees and legal representatives.

13. Effective Date

This Award shall not become effective until Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement. Upon Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee. Notwithstanding the foregoing, the effectiveness of the Award is not conditional on the acceptance or reaffirmation of the Nonsolicitation Agreement if Grantee is an Outside Director.

[Signature page follows]

F5 Finishes, Inc.

By
Michael Patton
President & Chief Executive Officer

Acceptance by Grantee

I accept this Restricted Shares Award and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan, and, unless I am an Outside Director, I (i) agree to enter into the Nonsolicitation Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Nonsolicitation Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

[signature of Grantee]

Grantee’s address:

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